Exhibit 99.6

February 3, 2025

Banc of America Preferred Funding Corporation
One Bryant Park
1111 Avenue of the Americas, 3rd Floor
New York, New York 10036

Re:
Acknowledgement and Consent of Waiver Concerning Variable Rate Municipal Term Preferred Shares, Series 2019 (CUSIP 31423P504) (“2019 VMTP Shares”) of Federated Hermes Premier Municipal Income Fund (the “Fund”)

Ladies and Gentlemen:

This letter serves to document the mutual understandings and agreements of the Fund and Banc of America Preferred Funding Corporation (“BAPFC”), as the sole Designated Owner of the Fund’s 2019 VMTP Shares, to waive and modify certain terms and conditions of the 2019 VMTP Shares.

WHEREAS, BAPFC is the Designated Owner of 100% of the currently outstanding 2019 VMTP Shares of the Fund issued pursuant to the terms of the Statement Establishing and Fixing the Rights and Preferences of Variable Rate Municipal Term Preferred Shares, effective as of October 18, 2019, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, and together with the Annex thereto designating the terms of the 2019 VMTP Shares (the “Statement”) with respect to the Variable Rate Municipal Term Preferred Shares, Series 2019;

WHEREAS, Section 2.12(a) of the Statement requires that on or prior to the Liquidity Account Initial Date with respect to any series of VMTP Shares, the Fund shall cause the Custodian to segregate from the Fund’s other assets an amount of Liquidity Account Investments with a Market Value equal to at least 110% of the Term Redemption Amount with respect to such Series (the "Liquidity Requirement"), and with respect to the 2019 VMTP Shares the current Liquidity Account Initial Date is February 16, 2025;

WHEREAS, the Fund and BAPFC have agreed and desire to effect an amendment and waiver with respect to current Liquidity Account Initial Date.

NOW, THEREFORE, the parties hereto agree as follows:

BAPFC and the Fund hereby agree to waive the Fund’s obligation to comply with the Liquidity Requirement with respect to the 2019 VMTP Shares for the period beginning on and including February 16, 2025 and continuing to and including March 16, 2025.  For the avoidance of doubt, such waiver period will terminate following March 16, 2025 and the Liquidity Requirement will be applicable to the 2019 VMTP Shares beginning March 17, 2025 and the amount of Deposit Securities included in the Term Redemption Liquidity Account on such date will have a Market Value equal to at least the Liquidity Requirement level determined in accordance with Section 2.12(b) of the Statement as if the Liquidity Account Initial Date had occurred on February 16, 2025.

By its signature below, each of BAPFC and the Fund provides its consent, agreement and acknowledgement with respect to the waiver set forth herein.

Capitalized terms used herein but not defined herein shall have the meanings given to them in the Statement.

BAPFC certifies that it is the sole Designated Owner of all outstanding 2019 VMTP Shares of the Fund as of the date hereof.

This letter shall be construed in accordance with and governed by the domestic law of the State of New York.

The Fund and BAPFC hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against any other on any matters whatsoever arising out of or in any way connected with this letter.

Except for the waiver provided herein, the terms of the Statement and other transaction documents remain in full force and effect.

The Fund agrees to pay the reasonable costs and expenses incurred by BAPFC in connection with this letter, including fees of outside counsel to BAPFC.

This letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this letter by that party. The parties hereto further acknowledge and agree that this letter may be signed and/or transmitted by e-mail or a .pdf document or using electronic signature technology (e.g., via DocuSign, Adobesign, or other electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature. The parties further consent and agree that (i) to the extent a party signs this letter using electronic signature technology, by clicking "SIGN", such party is signing this letter electronically; and (ii) the electronic signatures appearing on this letter shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

[Signature Page Follows]

[FMN – Liquidity Account Waiver]

Very truly yours,

FEDERATED HERMES PREMIER MUNICIPAL INCOME FUND

By: /s/ George F. Magera Name: George F. Magera
Title: Assistant Secretary

Acknowledged, Agreed and Consented to:

Banc of America Preferred Funding Corporation,
as sole Designated Owner of the Fund’s 2019 VMTP Shares

By:_________________________
Name:
Title:

[FMN – Liquidity Account Waiver]

Very truly yours,

FEDERATED HERMES PREMIER MUNICIPAL INCOME FUND

By:_________________________ Name:
Title:

Acknowledged, Agreed and Consented to:

Banc of America Preferred Funding Corporation,
as sole Designated Owner of the Fund’s 2019 VMTP Shares

By: /s/ Michael Jentis
Name: Michael Jentis
Title:   Managing Director

[FMN – Liquidity Account Waiver]